                          AUDITED FINANCIAL STATEMENTS
                           AND SUPPLEMENTAL SCHEDULES

                     THE STANLEY WORKS 401 (K) SAVINGS PLAN

                     Years ended December 31, 1996 and 1995

                     The Stanley Works 401(k) Savings Plan

                          Audited Financial Statements
                           and Supplemental Schedules


                     Years ended December 31, 1996 and 1995





                                    CONTENTS

Report of Independent Auditors............................................ 1

Audited Financial Statements

Statement of Financial Condition at December 31, 1996..................... 2
Statement of Financial Condition at December 31, 1995..................... 3
Statement of Income and Changes in Plan Equity for the Year Ended
    December 31, 1996..................................................... 4
Statement of Income and Changes in Plan Equity for the Year Ended
    December 31, 1995..................................................... 5
Notes to Financial Statements............................................. 6


Supplemental Schedules

Assets Held for Investment................................................11
Transactions or Series of Transactions in Excess of 5% of the Current
    Value of Plan Assets..................................................12

                         Report of Independent Auditors

Pension Committee of The Board of Directors
The Stanley Works

We have audited the accompanying statements of financial condition of The Stanley Works 401(k) Savings Plan as of December 31, 1996 and 1995, and the related statements of income and changes in plan equity for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan at December 31, 1996 and 1995, and its income and changes in plan equity for the years then ended, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment as of December 31, 1996, and transactions or series of transactions in excess of 5% of the current value of plan assets for the year then ended, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the 1996 financial statements and, in our opinion, are fairly stated in all material respects in relation to the 1996 financial statements taken as a whole.




                                                              Ernst & Young LLP

Hartford, Connecticut
March 13, 1997

                     The Stanley Works 401(k) Savings Plan


                        Statement of Financial Condition

                               December 31, 1996



                                                                                   UNALLOCATED STANLEY
                                              STANLEY STOCK FUND      LOAN FUND        STOCK FUND              TOTAL
                                            --------------------------------------------------------------------------------
ASSETS
Investments, at current market value:
       The Stanley Works Common Stock:
              9,449,808 shares (cost
                 $137,198,542)                   $ 255,144,816                                              $ 255,144,816
              10,800,908 shares (cost
                 $194,540,603)                                                          $ 291,624,516         291,624,516
       Short-term investments                        4,089,979                                284,230           4,374,209
                                            --------------------                   -----------------------------------------
                                                   259,234,795                            291,908,746         551,143,541

Dividends receivable                                     7,557                                  1,240               8,797
Loans to participants                                                $ 11,495,638                              11,495,638
                                            --------------------------------------------------------------------------------
                                                 $ 259,242,352       $ 11,495,638       $ 291,909,986       $ 562,647,976
                                            ================================================================================

LIABILITIES AND PLAN EQUITY
Liabilities:
    Due to Retirement Plan for Salaried
       Employees of The Stanley Works
                                                 $     262,146                                              $     262,146
    Debt                                                                                $ 234,789,748         234,789,748
                                            --------------------                   -----------------------------------------
                                                       262,146                            234,789,748         235,051,894

Plan equity                                        258,980,206       $ 11,495,638          57,120,238         327,596,082
                                            --------------------------------------------------------------------------------
                                                 $ 259,242,352       $ 11,495,638       $ 291,909,986       $ 562,647,976
                                            ================================================================================


See accompanying notes.

                     The Stanley Works 401(k) Savings Plan

                        Statement of Financial Condition

                               December 31, 1995



                                                                                   UNALLOCATED STANLEY
                                            STANLEY STOCK FUND      LOAN FUND           STOCK FUND             TOTAL
                                            --------------------------------------------------------------------------------
ASSETS
Investments, at current market value:
       The Stanley Works Common Stock:
              9,728,616 shares (cost
                 $140,995,052)                   $ 250,511,862                                              $ 250,511,862
              11,662,126 shares (cost
                 $208,984,854)                                                          $ 300,299,745         300,299,745
       Short-term investments                        1,092,286                              1,535,453           2,627,739
                                            --------------------                   -----------------------------------------
                                                   251,604,148                            301,835,198         553,439,346

Dividends and interest receivable                    1,762,357                                568,340           2,330,697
Loans to participants                                                $ 11,671,739                              11,671,739
                                            --------------------------------------------------------------------------------
                                                 $ 253,366,505       $ 11,671,739       $ 302,403,538       $ 567,441,782
                                            ================================================================================

LIABILITIES AND PLAN EQUITY
Liabilities:
    Due to Retirement Plan for Salaried
       Employees of The Stanley Works
                                                 $     262,146                                              $     262,146
    Debt                                                                                $ 244,296,925         244,296,925
                                            --------------------                   -----------------------------------------
                                                       262,146                            244,296,925         244,559,071

Plan equity                                        253,104,359       $ 11,671,739          58,106,613         322,882,711
                                            --------------------------------------------------------------------------------
                                                 $ 253,366,505       $ 11,671,739       $ 302,403,538       $ 567,441,782
                                            ================================================================================


See accompanying notes.

                     The Stanley Works 401(k) Savings Plan

                 Statement of Income and Changes in Plan Equity

                          Year ended December 31, 1996



                                                                                     UNALLOCATED STANLEY
                                              STANLEY STOCK FUND       LOAN FUND          STOCK FUND             TOTAL
                                            --------------------------------------------------------------------------------
Investment income:
    Dividends                                      $ 6,909,565                            $ 8,160,284        $ 15,069,849
    Interest                                            93,635          $ 680,930               6,224             780,789
                                            --------------------------------------------------------------------------------
                                                     7,003,200            680,930           8,166,508          15,850,638

Net realized and unrealized appreciation
    in The Stanley Works Common Stock
                                                    16,422,570                              5,764,892          22,187,462

Contributions:
    Employee                                        19,968,699                                                 19,968,699
    Employer                                         6,232,568                                                  6,232,568
                                            --------------------                                        --------------------
                                                    26,201,267                                                 26,201,267
Withdrawals:
    Cash                                           (34,756,301)                                               (34,756,301)
    The Stanley Works Common Stock
                                                    (4,783,322)                                                (4,783,322)
                                            --------------------                                        --------------------
                                                   (39,539,623)                                               (39,539,623)

Administrative expenses                               (435,997)                                                  (435,997)
Interest expense                                                                          (19,550,376)        (19,550,376)
Interfund transfers - net                           (3,775,570)          (857,031)          4,632,601
                                            --------------------------------------------------------------------------------
Net increase (decrease)                              5,875,847           (176,101)           (986,375)          4,713,371

Plan equity at beginning of year                   253,104,359         11,671,739          58,106,613         322,882,711
                                            --------------------------------------------------------------------------------
Plan equity at end of year                       $ 258,980,206       $ 11,495,638        $ 57,120,238       $ 327,596,082
                                            ================================================================================


See accompanying notes.

                     The Stanley Works 401(k) Savings Plan

                 Statement of Income and Changes in Plan Equity

                          Year ended December 31, 1995



                                                                                     UNALLOCATED STANLEY
                                               STANLEY STOCK FUND       LOAN FUND         STOCK FUND             TOTAL
                                            --------------------------------------------------------------------------------
Investment income:
    Dividends                                      $ 6,727,064                            $ 8,521,529        $ 15,248,593
    Interest                                            97,704          $ 379,698              38,082             515,484
                                            --------------------------------------------------------------------------------
                                                     6,824,768            379,698           8,559,611          15,764,077

Net realized and unrealized appreciation
    in The Stanley Works Common Stock
                                                    75,850,892                             91,180,389         167,031,281

Contributions:
    Employee                                        20,019,947                                                 20,019,947
    Employer                                        14,425,522                                                 14,425,522
                                            --------------------                                        --------------------
                                                    34,445,469                                                 34,445,469
Withdrawals:
    Cash                                           (15,517,219)                                               (15,517,219)
    The Stanley Works Common Stock
                                                    (4,627,524)                                                (4,627,524)
                                            --------------------                                        --------------------
                                                   (20,144,743)                                               (20,144,743)

Transfers to the Retirement Plan for
    Salaried Employees of The Stanley Works
                                                      (102,594)                                                  (102,594)
Administrative expenses                                (51,639)                                                   (51,639)
Interest expense                                                                          (18,535,301)        (18,535,301)
Interfund transfers - net                           (8,498,016)         2,428,258           6,069,758            -
                                            --------------------------------------------------------------------------------
Net increase                                        88,324,137          2,807,956          87,274,457         178,406,550

Plan equity/(deficit) at beginning of year
                                                   164,780,222          8,863,783         (29,167,844)        144,476,161
                                            --------------------------------------------------------------------------------
Plan equity at end of year                       $ 253,104,359       $ 11,671,739        $ 58,106,613       $ 322,882,711
                                            ================================================================================


See accompanying notes.

                     The Stanley Works 401(k) Savings Plan

                         Notes to Financial Statements

                               December 31, 1996


1. DESCRIPTION OF THE PLAN

The Stanley Works 401(k) Savings Plan (the "Savings Plan") operates as a leveraged employee stock ownership plan, is designed to comply with the Internal Revenue Code of 1986, as amended, and is subject to the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended. The Savings Plan is a defined contribution plan for eligible United States salaried and hourly paid employees of The Stanley Works (the "Company").

Each year, participants may contribute, through pre-tax payroll deductions, generally up to 15% of their compensation, as defined in the Savings Plan Agreement. Such contributions are matched by the Company in an amount equal to 50% of the participant's contribution up to a maximum matching contribution of 3 1/2% of the participant's compensation

Participant and Company contributions are invested in the Stanley Stock Fund with a guarantee, which, if necessary, is satisfied by the Retirement Plan for Salaried Employees of The Stanley Works or by the Pension Plan for Hourly Paid Employees of The Stanley Works, that the investment return on such stock acquired with employee contributions will not be less than an investment return based on two-year U.S. Treasury notes.

Employees are fully vested as to amounts in their savings accounts attributable to their own contributions and earnings thereon and amounts transferred from the other qualified plans on their behalf. All participants are vested in 100% of the value of the Company matching contributions made on their behalf after five years of service, with no vesting in the matching contributions during the first through fifth years of service.

The assets of the Savings Plan are held in trust by an independent corporate trustee, State Street Bank and Trust Company (the "Trustee") pursuant to the terms of a written Trust Agreement between the Trustee and the Company.

Benefits generally are distributed upon termination of employment. Normally, a lump-sum distribution is made in cash or shares of the Company's Common Stock (hereinafter referred to as Common Stock, Stanley Stock, or shares), at the election of the participant, from the Stanley Stock Fund.

During active employment, subject to financial hardship rules, participants may withdraw, in cash only, all or a portion of vested amounts in their accounts.

                     The Stanley Works 401(k) Savings Plan

1. DESCRIPTION OF THE PLAN (CONTINUED)

Participants may borrow from their savings account up to an aggregate amount equal to the lesser of $50,000 or 50% of the value of their vested interest in such accounts with a minimum loan of $1,000. The $50,000 loan amount limitation is reduced by the participant's highest outstanding loan balance during the 12 months preceding the date the loan is made. Each loan is evidenced by a negotiable promissory note bearing a rate of interest equal to the prime rate as reported in The Wall Street Journal on the first business day of the month immediately preceding the calendar quarter during which the loan was made, which is payable, through payroll deductions, over a term of not more than five years. Participants are allowed ten years to repay the loan if the proceeds are used to purchase a principal residence. Only one loan per participant may be outstanding at any time.

If a loan is outstanding at the time a distribution becomes payable to a participant (or beneficiary), the distribution is made net of the loan outstanding, and the distribution shall fully discharge the Savings Plan with respect to the participant's account value attributable to the outstanding loan balance.

The Savings Plan borrowed $95,000,000 in 1989 from a group of financial institutions and $180,000,000 in 1991 from the Company (see Notes 3 and 4) to acquire 5,868,088 and 9,696,968 shares, respectively, of Common Stock from the Company's treasury and previously unissued shares. The shares purchased from the proceeds of the loans were placed in the Unallocated Stanley Stock Fund (the "Unallocated Fund"). Under the 1989 loan agreement, the Company guaranteed the loan and is obligated to make annual contributions sufficient to enable the Plan to repay the loan plus interest.

The Unallocated Fund makes monthly transfers of shares, in accordance with The Savings Plan provisions, to the Stanley Stock Fund in return for proceeds equivalent to the average fair market value of the shares for the month subsequent to the last transfer. These proceeds, along with dividends received on allocated and unallocated shares and additional employee and Company contributions, if necessary, are used to make monthly payments of principal and interest on the debt. As dividends on the allocated shares are applied to the payment of debt service, a number of shares having a fair market value at least equal to the amount of the dividends so applied are allocated to the savings accounts of participants who would otherwise have received cash dividends. The excess of unallocated dividends over the amount necessary for principal and interest along with forfeitures of nonvested employee accounts are used to reduce future Company matching contributions.

                     The Stanley Works 401(k) Savings Plan

1. DESCRIPTION OF THE PLAN (CONTINUED)

The fair market value of shares released from the Unallocated Fund pursuant to loan repayments made during any year may exceed the total of employee contributions and Company matching contributions for that year. If that occurs, all participants who made contributions at any time during that year and who are employed by the Company on the last day of that year receive, on a pro rata basis, such excess value as an additional allocation of Stanley Stock for that year.

Each participant is entitled to exercise voting rights attributable to the shares allocated to their account. The Trustee is not permitted to vote participant shares for which instructions have not been given by the participant. Shares in the Unallocated Fund are voted by the Trustee in the same proportion as allocated shares.

The Company reserves the right to terminate the Savings Plan at any time, subject to its provisions. Upon such termination of the Savings Plan, the interest of each participant in the trust fund will become vested and be distributed to such participant or his or her beneficiary at the time prescribed by the Savings Plan terms and the Internal Revenue Code.

The Savings Plan sponsor has engaged William Mercer, Inc., to maintain separate accounts for each participant. Such accounts are credited with each participant's contributions, the allocated portion of the Company's matching contributions, related gains, losses and dividend income, and loan activity.

There were 10,805 and 11,358 participants (10,131 and 10,648 of whom were active employees) in the plan as of December 31, 1996 and 1995, respectively, of whom 2,537 and 2,616, respectively, had loans outstanding.

At December 31, 1996 and 1995, benefits payable to terminated vested participants amounted to $1,800,388 and $6,801,190, respectively.

                     The Stanley Works 401(k) Savings Plan

2. SIGNIFICANT ACCOUNTING POLICIES

INVESTMENTS

The Savings Plan investments consist primarily of shares of Stanley Stock. Stanley Stock is traded on a national exchange and is valued at the last reported sales price on the last business day of the plan year. On April 17, 1996, the Board of Directors of the Company declared a two-for-one common stock split. All share amounts have been restated to reflect the stock split. Short-term investments consist of short-term bank-administered trust funds which earn interest daily at rates approximating U.S. Government securities; cost approximates market value.

DIVIDEND INCOME

Dividend income is accrued on the ex-dividend date.

GAINS OR LOSSES ON SALES OF INVESTMENTS

Gains or losses realized on the sales of investments are determined based on average cost.

EXPENSES

Administrative expenses not paid by the Company are paid by the Savings Plan.

3. DEBT

Debt consisted of the following at December 31:


                                                                      1996                 1995
                                                               -------------------- --------------------
Notes payable in monthly installments to 2001 with interest
    at 7.71%                                                         $ 57,488,780         $ 66,841,290
Notes payable to the Company in monthly installments to 2026
    with interest at 8.3%                                             177,300,968          177,455,635
                                                               -------------------- --------------------
                                                                    $ 234,789,748        $ 244,296,925
                                                               ==================== ====================

The scheduled maturities of debt for the next five  years are as follows:
1997--$10,211,000; 1998--$11,067,000; 1999--$11,994,000; 2000--$13,000,000;
and 2001--$10,433,000.

                     The Stanley Works 401(k) Savings Plan

3. DEBT (CONTINUED)

The notes payable to the Company are secured by shares held in the Unallocated Stock Fund. The number of shares held as security is reduced as shares are released to Stanley Stock Fund pursuant to principal and interest payments. During the year, 255,398 shares were released and at December 31, 1995, 8,226,410 shares are pledged as security.

Payment of the Savings Plan's debt has been guaranteed by the Company. Should the principal and interest due exceed the dividends paid on shares in the Stanley Stock and Unallocated Stock Funds, and employee and Company matching contributions, the Company is responsible for funding such shortfall.

4. TRANSACTIONS WITH PARTIES-IN-INTEREST

Fees paid during 1996 and 1995 for management and other services rendered by parties-in-interest were based on customary and reasonable rates for such services. The majority of such fees were paid by the Company. Fees incurred and paid by the Savings Plan during 1996 and 1995 were $435,997 and $51,639, respectively.

In 1991, the Savings Plan borrowed $180,000,000 from the Company, the proceeds of which were used to purchase 9,696,968 shares of stock from the Company. The Savings Plan made $14,875,901 and $14,297,365 of principal and interest payments related to such debt in 1996 and 1995, respectively; at December 31, 1996, $177,300,968 was outstanding on such debt.

5. INCOME TAX STATUS

The Internal Revenue Service has ruled that the Savings Plan and the trust qualify under Sections 401(a) and 401(k) of the Internal Revenue Code (IRC) and are therefore not subject to tax under present income tax law. Once qualified, the Savings Plan is required to operate in accordance with the IRC to maintain its qualification. The Pension Committee is not aware of any course of action or series of events that have occurred that might adversely affect the Savings Plan's qualified status.

                     The Stanley Works 401(k) Savings Plan

                           Assets Held for Investment

                               December 31, 1996




                                       DESCRIPTION OF INVESTMENT, INCLUDING
   IDENTITY OF ISSUE, BORROWER, OR     MATURITY DATE, RATE OF INTEREST, PAR
            SIMILAR PARTY                        OR MATURITY VALUE                    COST            CURRENT VALUE
----------------------------------------------------------------------------------------------------------------------
Common Stock:
    The Stanley Works*                 20,250,716 shares of Common Stock;
                                           par value $2.50 per share
                                                                                   $331,739,145        $546,769,332

Trust Funds:
    State Street Bank and Trust        Short-Term Investment Fund--
       Company* (GSTIF)                    United States Government securities
                                                                                      4,087,967           4,087,967

    State Street Bank and Trust        Short-Term Investment Fund--
       Company* (STIF)                     Pooled Bank Fund                             286,242             286,242

Loans to participants                  Promissory notes at prime rate with
                                           maturities of five years or ten
                                           years                                     11,495,638          11,495,638
                                                                             -----------------------------------------
Total investments                                                                  $347,608,992        $562,639,179
                                                                             =========================================

* Indicates party-in-interest to the Plan.

                     The Stanley Works 401(k) Savings Plan

              Transactions or Series of Transactions in Excess of
                    5% of the Current Value of Plan Assets

                          Year Ended December 31, 1996



                                                                                    CURRENT VALUE OF
 IDENTITY OF PARTY    PURCHASE DESCRIPTION OF                                           ASSET ON        NET GAIN
     INVOLVED                  ASSETS              SELLING PRICE    COST OF ASSET   TRANSACTION DATE     (LOSS)
--------------------------------------------------------------------------------------------------------------------
Category (iii) - Series of transactions in excess of 5 percent of plan assets

State Street Bank   Short-Term Investment Fund-
    and Trust           United States
    Company*            Government Securities                        $37,320,772        $37,320,772

State Street Bank   Short-Term Investment Fund-
    and Trust           United States
    Company*            Government Securities        $34,323,078                         34,323,078

There were no category (i), (ii) or (iv) reportable transactions during 1996.

* Indicates party-in-interest to the Plan.